Exhibit (d)

The Chrysler Building 405 Lexington Avenue, NY, NY 10174-1299 Tel: 212.554.7800 Fax: 212.554.7700 www.mosessinger.com

May 25, 2023

Deutsche Bank Trust Company Americas, as Depositary

1 Columbus Circle

New York, New York 10019

Re:	Koninklijke KPN N.V. American Depository Shares

Ladies and Gentlemen:

Referring to the Registration Statement on Form F-6 relating to the above-referenced American Depositary Shares evidenced by American Depositary Receipts each American Depositary Share representing one ordinary share of Koninklijke KPN N.V. (the "Company"), a company incorporated under the laws of the Netherlands. Capitalized terms used herein that are not herein defined shall have the meanings assigned to them in the form of Second Amended and Restated Deposit Agreement (the "Deposit Agreement") incorporated by reference, in exhibit (a)(1) to the Registration Statement.

In rendering the opinions set forth herein, we have assumed with your consent (i) that the Deposit Agreement was duly authorized, executed and delivered by the Company and constitutes a valid and legally binding obligation of the Company enforceable against it in accordance with its terms, (ii) that the relevant Deposited Securities will have been legally issued and duly deposited with a Custodian under and in accordance with all applicable laws and regulations, (iii) that the choice of New York law contained in the Deposit Agreement is legal and valid under the laws of the Netherlands, (iv) that insofar as any obligation under the Deposit Agreement is to be performed in, or by a party organized under the laws of, any jurisdiction outside of the United States of America, its performance will not be illegal or ineffective in any jurisdiction by virtue of the law of that jurisdiction, (v) that the Depositary has control of the ordinary shares underlying the ADSs, and (vi) that the genuineness and authenticity of all signatures on original documents and the legal capacity, competency and authority of all such signatories.

Based upon and subject to the foregoing, we are of the opinion that the ADSs covered by the Registration Statement, when evidenced by ADRs that are duly executed and delivered by the Depositary and issued in accordance with the terms of the Deposit Agreement, will be validly issued and will entitle the registered holders thereof to the rights specified in the Deposit Agreement and those ADRs.

The foregoing opinion is limited to the internal laws of the State of New York and the Federal laws of the United States of America, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly addressed herein from any matter stated in this letter.

We hereby consent to the use of this opinion as exhibit (d) of the above-mentioned Registration Statement. In giving such consent, we do not admit thereby that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended. This opinion is rendered to you as of the date hereof and we assume no obligation to advise you or any other person hereafter with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even though the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.

Very truly yours, /s/ Moses & Singer LLP